Kensey Nash Reports Third Quarter Fiscal Year 2011 Financial Results

EXTON, Pa., May 5, 2011 /PRNewswire/ -- Kensey Nash Corporation (NASDAQ: KNSY), a medical device company primarily focused on regenerative medicine for a wide range of medical procedures, today reported the results for its third quarter ended March 31, 2011.

Third Quarter Snapshot and Recent Developments

  Adjusted diluted EPS* of $0.43, in line with the Company's previous guidance of $0.42-$0.44 and 7% below the prior year comparable quarter's diluted EPS of $0.46.  As reported loss per share of $0.94, which includes a non-cash acquired in-process research and development (IPR&D) pre-tax charge of $18.2 million (or $1.39 per share) related to the January 2011 acquisition of assets from Nerites.
  Revenue of $18.6 million, in line with the Company's previous guidance of $18.5-$19.0 million and 7% below the prior year comparable quarter's revenue of $19.9 million.
  Net sales of $12.1 million, in line with the Company's previous guidance of $11.7-$12.1 million and 8% below the prior year comparable quarter's net sales of $13.2 million.
  Royalty income of $6.5 million, below the Company's previous guidance of $6.8-$6.9 million and 3% below the prior year comparable quarter's royalty income of $6.7 million.
  Adjusted operating margin* of 33%.  As reported operating margin of (65%).
  Cash from operations of $6.1 million in the quarter.
  Adjusted EBITDA* of $7.6 million.
  Acquired the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings (See the Company's January 31, 2011 press release).

President and CEO Commentary

"Our third quarter results were in line with our expectations as both our spine and sports medicine product sales improved significantly from the depressed levels in the first half of the fiscal year. The improvement in these two areas more than offset the decline in our cardiology collagen sales to St. Jude Medical. Although we expect to see continued sequential improvement in our biomaterial products, excluding cardiology in our fourth quarter, it will be less than we previously anticipated primarily due to the continuing challenges in the sports medicine market. Going forward, in fiscal 2012, we expect more meaningful contributions from our new ECM products and further organic improvement in our core regenerative medicine business. In addition, our research and development programs which have been enhanced with the recent Nerites acquisition and our investment in Orteq will provide us with medium and long range opportunities in the general surgery, orthopaedics and sports medicine markets," commented Joe Kaufmann, President and CEO of the Company.

Supplemental Sales Data. Details of the Company's net sales for the three and nine months ended March 31, 2011 and 2010 are summarized below.

	Three Months Ended March 31,		Year over Year % Change	Nine Months Ended March 31,		Year over Year % Change
($ millions)	2011	2010		2011	2010
Biomaterials Products
Orthopaedic Products
Sports Medicine Products	$3.6	$4.7	(23%)	$8.9	$11.3	(22%)
Spine Products	3.2	2.5	26%	7.7	8.1	(5%)
Other Orthopaedic Products	0.1	0.2	(39%)	0.4	0.4	(6%)
Total Orthopaedic Products	$6.9	$7.4	(7%)	$17.0	$19.9	(15%)
Cardiovascular Products	3.3	4.9	(34%)	11.7	14.2	(18%)
General Surgery Products	1.1	0.6	86%	3.1	2.9	9%
Other Biomaterial Products	0.6	0.1	n/a	1.2	0.3	n/a
Biomaterials Products	$11.9	$13.0	(9%)	$33.0	$37.2	(12%)
Biomaterials Products - excluding Cardiovascular	$8.6	$8.1	7%	$21.3	$23.0	(7%)
Endovascular Products	$0.2	$0.2	5%	$0.9	$1.9	(50%)
Total Net Sales	$12.1	$13.2	(8%)	$33.9	$39.1	(13%)

Third Quarter Ended March 31, 2011 (Third Quarter Fiscal 2011) Results

Revenues: Sales and Royalties. Total revenues for the quarter of $18.6 million decreased 7% from $19.9 million in the prior year third quarter; however, revenues increased 7% sequentially from $17.4 million in the second quarter of fiscal 2011.

Net sales for the quarter of $12.1 million decreased 8% from $13.2 million in the prior fiscal year, but increased 11% sequentially from $10.9 million in the second quarter of fiscal 2011. Total biomaterials products sales for the quarter of $11.9 million decreased 9% from $13.0 million in the prior fiscal year, but increased 12% sequentially from $10.6 million in the second quarter of fiscal 2011. Excluding cardiovascular products sales of $3.3 million, which have been adversely impacted by the new collagen supply agreement with St. Jude Medical, the Company's biomaterials products sales increased 7% from the prior fiscal year and 32% sequentially from the second quarter of fiscal 2011.

Sports medicine product sales of $3.6 million decreased 23% from $4.7 million in the prior fiscal year, but increased 36% sequentially from $2.6 million in the second quarter of fiscal 2011. Spine product sales of $3.2 million increased 26% from $2.5 million in the prior fiscal year and increased 63% sequentially from $2.0 million in the second quarter of fiscal 2011. Both the sports medicine and spine products increased substantially on a sequential basis, as anticipated, due to a modest improvement in the business climate and a recovery from the reduction in inventory levels of two major customers that occurred in the first half of the Company's fiscal year. In addition, the initial shipments for the new Orthovita BA2X spine product occurred in the third quarter of fiscal 2011.

Cardiovascular sales of $3.3 million, consisting primarily of sales to St. Jude Medical (NYSE: STJ), decreased 34% from $4.9 million in the prior fiscal year, and decreased 20% from the second quarter of fiscal 2011. As previously disclosed, the Company's new supply agreement with St. Jude Medical became effective January 1, 2011.

General surgery sales, consisting primarily of the new extracellular matrix (ECM) product, the XCM Biologic, which is licensed to the Company's strategic partner Synthes, of $1.1 million increased 86% from $0.6 million in the prior fiscal year, but decreased 18% sequentially from $1.4 million in the second quarter of fiscal 2011 due to the timing of shipments for CE mark product launch in the second quarter. Sales of ECM products were $0.8 million in the third quarter of fiscal 2011, an increase compared to $0.3 million in the prior year. The Company expects to experience further increases as the ECM product sales continue to expand in the U.S. and other markets outside the U.S.

Royalty income of $6.5 million decreased 3% from $6.7 million in the prior fiscal year and was flat on a sequential quarter basis. Royalty income included $4.9 million in Angio-Seal™ royalties and $1.4 million in royalties from Orthovita, Inc. (NASDAQ: VITA). Angio-Seal™ royalties decreased 6% in the third quarter of fiscal 2011 compared to the prior fiscal year which may be the result of increased competition and a reduction in the use of closure devices. Royalties from Orthovita increased by approximately 2% compared to the prior fiscal year.

Loss Per Share. Third quarter loss per share (which includes the $18.2 million acquired IPR&D pre-tax charge described below) was $0.94 compared to diluted earnings per share of $0.46 for the same quarter of fiscal 2010. Positively affecting the third quarter fiscal 2011 loss per share when compared to the prior year was a significantly lower number of weighted average common shares outstanding due to the Company's stock repurchase programs. In January 2011, the Company acquired the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings, which resulted in an acquired IPR&D pre-tax charge of $18.2 million.

Adjusted diluted earnings per share* (which excludes the acquired IPR&D charge described above) for the third quarter of fiscal 2011 of $0.43 decreased 7% from diluted earnings per share of $0.46 in the prior fiscal year, but increased 13% sequentially from diluted earnings per share of $0.38 in the second quarter of fiscal 2011.

Nine Months Ended March 31, 2011 Results

Revenues: Sales and Royalties. Total revenues for the nine months ended March 31, 2011 of $52.9 million decreased 10% from total revenues of $58.8 million in the prior fiscal year.

Net sales for the nine months ended March 31, 2011 of $33.9 million decreased 13% from $39.1 million in the prior fiscal year. Total biomaterials products sales of $33.0 million decreased 12% from $37.2 million in the prior fiscal year. Excluding cardiovascular products sales of $11.7 million, which have been adversely impacted by the new collagen supply agreement with St. Jude Medical, biomaterials products sales decreased 7% from the prior fiscal year.

Sports medicine product sales of $8.9 million in the nine months ended March 31, 2011 decreased 22% from $11.3 million in the prior fiscal year. Although sports medicine products improved in the third quarter as compared to the second quarter of fiscal 2011, inventory reductions by the Company's major customer and overall weakness in this sector have impacted sales year to date. Spine product sales of $7.7 million in the nine months ended March 31, 2011 decreased 5% from $8.1 million in the prior fiscal year. The spine market has been weak throughout the year and one of the Company's major customers reduced inventory levels in the first half of the fiscal year, however, as previously noted, the third quarter improved significantly, and the Company expects spine products sales for the fourth quarter will approximate sales in the prior year's fourth quarter.

Cardiovascular sales of $11.7 million, consisting primarily of sales of vascular closure product components to St. Jude Medical, decreased 18% from $14.2 million in the prior fiscal year. As previously disclosed, the Company's new supply agreement with St. Jude became effective January 1, 2011.

General surgery sales, consisting primarily of the new extracellular matrix (ECM) product, the XCM Biologic, and breast biopsy products, of $3.1 million increased 9% in the nine months ended March 31, 2011 from $2.9 million in the prior fiscal year. Sales of ECM products were $2.4 million compared to $0.3 million in the prior year. This increase in ECM product sales reflected the market launch of the Company's new products by its strategic partner, Synthes. Breast biopsy products were $0.6 million compared to $2.4 million in the prior fiscal year comparable period due to inventory stocking orders placed in the first half of fiscal 2010, which have negatively affected the Company's sales throughout fiscal 2011.

Royalty income for the nine months ended March 31, 2011 was $19.0 million, compared to $19.6 million in the prior fiscal year. Royalty income in the nine months ended March 31, 2011 included $14.4 million in Angio-Seal™ royalties and $4.3 million in royalties from Orthovita Inc. Angio-Seal™ royalties decreased by approximately 4% compared to the prior fiscal year. Royalties from Orthovita decreased by approximately 1% compared to the prior fiscal year.

Loss Per Share. For the nine months ended March 31, 2011, the Company had a loss per share (which includes the $18.2 million IPR&D pre-tax charge described above) of $0.10, compared to diluted earnings per share of $1.20 for the same period of fiscal 2010.

Adjusted diluted earnings per share* (which excludes the acquired IPR&D charge described above) for the nine months ended March 31, 2011 of $1.22 decreased 7% from adjusted diluted earnings per share* (which exclude the charges described below) of $1.31 for the same period of fiscal 2010. In the second quarter of fiscal 2010, the Company implemented a cost reduction plan which resulted in $1.9 million in charges, consisting of a pre-tax severance charge of approximately $1.0 million and a pre-tax unabsorbed overhead expense charge of approximately $0.9 million. Adjusted diluted earnings per share* for the second quarter of fiscal 2010 exclude these $1.9 million in charges. Positively affecting the year to date fiscal 2011 loss per share when compared to the prior year was a significantly lower number of weighted average common shares outstanding due to the Company's stock repurchase programs.

During the nine months ended March 31, 2011, the Company's total tax-effected equity compensation expense was $2.1 million, an increase of approximately $0.5 million from $1.6 million in the prior year comparable period. Tax-effected equity compensation expense for the nine months ended March 31, 2011 was higher than the comparable prior year period primarily because the first quarter fiscal 2011 expense included amortized expense related to three years of equity grants, while first quarter fiscal 2010 equity compensation expense included amortized expense for only two years of equity grants.

During the nine months ended March 31, 2011, the Company generated cash from operations of $15.5 million and, at March 31, 2011, had $30.7 million of cash and investment balances and total debt of $30.3 million. In January 2011, the Company acquired the net assets of Nerites Corporation for $20 million, of which $17 million was paid with cash on hand at closing, with the remainder expected to be paid over the next two years.

Guidance. The Company is not providing specific guidance for the fourth quarter of fiscal 2011 or any other period at this time because it is engaged in discussions regarding an acquisition that, if consummated, would have a material impact on its operating results. The Company expects to provide earnings guidance, as well as details of the proposed acquisition (if consummated), within the next 30 days.

Stock Repurchase Update. During the nine months ended March 31, 2011, the Company repurchased 1,175,738 shares of Common Stock, at a total cost of approximately $30.0 million, or an average market price of $25.52 per share, using available cash. This completed the latest $30 million repurchase program. The Company had 8,529,313 shares of Common Stock outstanding as of March 31, 2011.

Income taxes. The Company currently estimates that its fiscal 2011 effective tax rate will be between 21% and 22% (32%-33% on adjusted pre-tax income). In the course of estimating the Company's annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors, including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. Material changes in, or differences from, these estimates could have a significant impact on the Company's effective tax rate. As a result of the December 2010 Congressional approval of an extension of the Research and Experimentation (R&E) Tax Credit, the Company recorded retroactive adjustments to its tax provision during its fiscal quarter ended December 31, 2010.

* Adjusted EBITDA, adjusted operating margin and adjusted diluted earnings per share excluding after-tax severance and unabsorbed overhead charges and acquired IPR&D pre-tax charges are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast. The Company will be hosting a teleconference discussing the earnings results on Thursday, May 5, 2011 at 9:00 A.M. Eastern Time. To participate in the teleconference call, please dial 1-612-332-1210. The teleconference call will also be available for replay starting Thursday May 5, 2011 at 11:00 A.M. Eastern Time through Thursday, May 12, 2011 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 199053. Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com. To listen to the live teleconference call, please go to the www.kenseynash.com website and choose the Investor Relations page. Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software. A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements, that reflect the current expectations of Kensey Nash Corporation (the Company) about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as "expect," "anticipate," "estimate," "plan," "will," "would," "should," "forecast," "believe," "guidance," "projection" or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including, without limitation, St. Jude Medical's success in selling the Angio-Seal device and the extent to which, after December 31, 2010, St. Jude is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device, the success of the Company's customers and partners (including St. Jude Medical, Arthrex, Orthovita, Orteq and Synthes) in selling Kensey Nash related products in the marketplace, the Company's success in its research and development efforts (including in its cartilage repair, extracellular matrix, adhesive materials and endovascular programs), the success of clinical trials in both the U.S. and outside the U.S. to support regulatory approval of the Company's products, and competition from other technologies, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's SEC filings, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months		Nine Months
	Ended March 31		Ended March 31
	2011	2010	2011	2010
Revenues:
Net sales
Biomaterial sales	$ 11,906,007	$ 13,036,278	$ 32,957,791	$ 37,246,025
Endovascular sales	214,199	203,917	942,031	1,896,563
Total net sales	12,120,206	13,240,195	33,899,822	39,142,588
Royalty income	6,472,177	6,706,219	19,012,083	19,616,276
Total revenues	18,592,383	19,946,414	52,911,905	58,758,864
Operating costs and expenses:
Cost of products sold	5,706,761	5,689,060	16,266,582	17,719,445
Research and development	4,530,696	4,325,390	12,777,866	13,287,476
Selling, general and administrative	2,223,210	2,318,272	6,586,717	6,602,510
Acquired in-process research and development	18,233,006	-	18,233,006	-
Total operating costs and expenses	30,693,673	12,332,722	53,864,171	37,609,431
(Loss)/Income from operations	(12,101,290)	7,613,692	(952,266)	21,149,433
Other income/(expense), net	(418,721)	(333,259)	(1,066,701)	(1,048,656)
Pre-tax (loss)/income	(12,520,011)	7,280,433	(2,018,967)	20,100,777
Income tax (benefit)/expense	(4,470,697)	2,278,873	(1,148,168)	6,558,879
Net (loss)/income	$ (8,049,314)	$ 5,001,560	$ (870,799)	$ 13,541,898
Basic (loss)/earnings per share	$ (0.94)	$ 0.47	$ (0.10)	$ 1.24
Diluted (loss)/earnings per share	$ (0.94)	$ 0.46	$ (0.10)	$ 1.20
Weighted average common shares outstanding	8,525,786	10,674,340	8,692,793	10,950,085
Diluted weighted average common shares outstanding	8,525,786	10,943,750	8,692,793	11,271,794

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	June 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 16,965,992	$ 23,102,362
Investments	13,778,938	42,571,544
Trade receivables	3,899,261	5,307,563
Other receivables	6,628,053	6,938,013
Inventory	9,751,092	8,885,875
Prepaid expenses and other assets	3,316,785	1,091,760
Deferred tax asset, current	2,461,576	2,857,262
Total current assets	56,801,697	90,754,379
Property, plant and equipment, net	52,909,261	54,984,890
Deferred tax asset, non-current	7,277,196	1,872,619
Other non-current assets	11,636,754	6,508,841
Total assets	$ 128,624,908	$ 154,120,729

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 4,107,940	$ 7,955,650
Other current liabilities	1,609,115	131,836
Current portion of debt	1,399,997	1,399,997
Deferred revenue	958,019	947,378
Total current liabilities	8,075,071	10,434,861
Long-term portion of debt	28,933,333	29,983,333
Deferred revenue, non-current	2,665,472	3,336,780
Other non-current liabilities	6,027,512	5,542,509
Total stockholders' equity	82,923,520	104,823,246
Total liabilities and stockholders' equity	$ 128,624,908	$ 154,120,729

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Third Quarter Fiscal 2011 Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Three Months Ended
March 31, 2011
($ millions)
Net Loss - GAAP	$ (8.0)
Acquired In-Process Research & Development - Net of Tax (a)	11.8
Net Income - As adjusted	$ 3.8
Income Tax Expense	1.9
Interest Income	(0.1)
Interest Expense	0.5
Depreciation and Amortization	1.5
Adjusted EBITDA	$ 7.6

Third Quarter Fiscal 2011 Adjusted Operating Margin

	Three Months Ended
	March 31, 2011
($ millions)
Total Revenues - GAAP	$ 18.6

Operating Loss - GAAP	$ (12.1)
As reported Operating Margin		(65%)

Less: Acquired In-Process Research & Development (a)	18.2	98%
Adjusted Operating Income	$ 6.1

Adjusted Operating Margin		33%

Third Quarter Fiscal 2011 and Prior Year Comparable Third Quarter Fiscal 2010 Adjusted Earnings Per Share

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

(Loss)/Earnings Per Share - GAAP	$ (0.94)	$ 0.46	$ (0.10)	$ 1.20
Acquired In-Process Research & Development (a)	1.39	-	1.36	-
Cost Reduction Plan Charges (b)	-	-	-	0.11
Adjusted Diluted Earnings Per Share	$ 0.43	$ 0.46	$ 1.22	$ 1.31

(a) Diluted Loss Per Share for the third quarter of fiscal 2011 included acquired in-process research and development (IPR&D) pre-tax charges of approximately $18.2 million ($11.8 million net of tax), or $1.39 and $1.36 diluted per share tax-effected for the three and nine months ended March 31, 2011, respectively.  This acquired IPR&D charge was incurred in connection with the acquisition of the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings during the third quarter of fiscal 2011.  Column totals for Adjusted Diluted Earnings Per Share do not sum due to the effect of basic weighted average shares used in the GAAP Loss Per Share calculation and the effect of diluted weighted average shares used in the Adjusted Diluted Earnings Per Share calculation for the three and nine months ended March 31, 2011.  Operating Margin also includes the acquired IPR&D charge described above.  This acquired IPR&D charge had a 98% impact to our Operating Margin.

(b) Diluted earnings per share for the nine months ended March 31, 2010 of fiscal 2010 included total charges of approximately $1.9 million incurred in connection with a cost reduction plan primarily associated with reduced endovascular activities and to lower overall inventory levels.  This plan included approximately $1.0 million in severance charges ($660,000 in after-tax charges), or $0.06 per share tax-effected, incurred as a result of headcount reduction, and approximately $0.9 million in unabsorbed overhead expense charges ($610,000 in after-tax charges), or $0.05 per share tax-effected, incurred as a result of reduced work schedules during the second quarter of fiscal 2010.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as Adjusted EBITDA, Adjusted Diluted Earnings Per Share and Adjusted Operating Margin.  Adjusted EBITDA represents our GAAP net loss adjusted for the acquired IPR&D charge and excludes interest, taxes, depreciation and amortization.  Adjusted Diluted Earnings Per Share and Adjusted Operating Margin is adjusted from our GAAP results to exclude certain expenses described above.  These non-GAAP measures are provided to enhance the user's overall understanding of our historical and current financial performance.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain non-operating items, non-cash expenses and expenses that we believe are not indicative of our core operating results.

These non-GAAP measures provide investors and management with an alternative method for assessing Kensey Nash’s operating results.  Further, these non-GAAP measures are one of several primary indicators management uses for planning and forecasting.  The presentation of this additional information should not be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

CONTACT: Joseph W. Kaufmann, President and Chief Executive Officer, +1-484-713-2100